Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of July 27, 2010, by and between MMCAP International, Inc. SPC and MM Asset Management Inc. (collectively, “Shareholder”) and PMA Capital Corporation, a Pennsylvania corporation (the “Company”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, the Shareholder is the holder of shares of Class A common stock of the Company (“Company Common Stock”);

WHEREAS, the Company, Old Republic International Corporation (“ORI”) and OR New Corp. (“Merger Sub”) entered into an Agreement and Plan of Merger dated June 9, 2010 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration; and

WHEREAS, Shareholder owns or has the right to vote the shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”).

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.  Agreement to Vote Shares.  Shareholder agrees that, prior to the Expiration Date (as defined in Section 6), at any meeting of shareholders of the Company, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, except as otherwise agreed to in writing in advance by the Company, Shareholder shall:

(a)           appear at each such meeting, in person or by proxy, and thereby cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           from and after the date hereof until the Expiration Date, vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) with respect to, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder, or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, in the manner recommended by the Company’s Board of Directors with respect to (i) approval of the Merger Agreement; (ii) any matter reasonably necessary for consummation of the transactions contemplated by the Merger Agreement; and (iii) any Alternative Proposal.

Section 2.  No Inconsistent Agreements.  Shareholder hereby agrees that Shareholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares that is inconsistent with Shareholder’s obligations under this Agreement.

Section 3.  Company Board Action.  The Company’s Board of Directors (the “Board”) agrees to make a determination that Shareholder is an “Exempted Person,” as such term is defined in the Company’s Section 382 Right Agreement dated August 6, 2009, for so long as the Shareholder beneficially owns more than 5% but less than 10% of the outstanding Company Common Stock or until the Board of Directors shall earlier determine.

Section 4.  Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with the Company as follows:

(a)           Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by the Company, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity).

(c)           The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)           Shareholder is the beneficial owner of and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, except as otherwise described on Exhibit A hereto.  Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 5.  Specific Performance; Remedies; Attorneys Fees.  Shareholder acknowledges that it will be impossible to measure in money the damage to the Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company will not have an adequate remedy at law or in equity.  Accordingly,

Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law.  Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such equitable relief.  Shareholder also agrees that if Shareholder fails to comply in any material respect with the obligations imposed by this Agreement, Shareholder shall pay to the Company all of the Company’s reasonable costs and expenses (including attorneys’ fees) in connection with enforcing its rights under this Agreement.

Section 6.  Term of Agreement; Termination.  As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the receipt of shareholder approval of the Merger Agreement, (b) such date and time as the Merger Agreement shall be terminated, or (c) upon mutual written agreement of the parties to terminate this Agreement.  Upon termination or expiration, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.  Agreement is to terminate if none of the above has occurred before October 30, 2010.

Section 7.  Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 8.  Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.  Further Assurances.  Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to choice of law principles that would cause the laws of another jurisdiction to apply.

Section 11.  Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the Commonwealth of Pennsylvania or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United

States located in the Commonwealth of Pennsylvania, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the Commonwealth of Pennsylvania or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the Commonwealth of Pennsylvania, and (iv) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in this Agreement.  Each of the parties hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in this Agreement shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 12.  Publication.  Shareholder hereby permits the Company to publish and disclose in press releases, the Company’s proxy statement and any other disclosures or filings required by applicable law, its identity and ownership of shares of the Company Common Stock, the nature of the commitments, arrangements and understandings pursuant to this Agreement, and/or the text of this Agreement.

Section 13.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Company, to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA  19422
Attention:  Executive Vice President and General Counsel
Facsimile:  (610) 397-5144

(b)           if to Shareholder, to:

MMCAP International Inc., SPC
c/o MM Asset Management Inc.
120 Adelaide Street West
Suite 2601
Toronto, Ontario
Canada M5H 1T1
Attention:  Hillel Meltz
Facsimile:

Section 14.  Counterparts.  This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PMA CAPITAL CORPORATION

By:   /s/ Stephen L. Kibblehouse
Name: Stephen L. Kibblehouse
Title:  Executive Vice President and
    General Counsel

SHAREHOLDER:

MMCAP INTERNATIONAL, INC. SPC

By:  /s/ Ben Cubitt
Name: Ben Cubitt
Title:  PM

MM MANAGEMENT INC.

By:  /s/ Ben Cubitt
Name: Ben Cubitt
Title:  PM

EXHIBIT A

SHARES OF COMPANY COMMON STOCK BENEFICIALLY OWNED BY
SHAREHOLDER

Company
Shareholder	Common Stock

MMCAP International, Inc. SPC	1,616,129

MM Asset Management Inc.	1,616,129